Exhibit 99.2

FOR IMMEDIATE RELEASE

Blade Therapeutics Announces Successful Completion of Phase 1 Clinical Study that Evaluated Co-Administration of Cudetaxestat with Either of Two Approved Therapies for Idiopathic Pulmonary Fibrosis

●	Clinical study found that cudetaxestat, a non-competitive inhibitor of autotaxin, was well tolerated and showed no reports of drug-related serious adverse events or discontinuations when co-administered with either pirfenidone or nintedanib

●	Submission of study data to U.S. Food and Drug Administration (FDA) anticipated in first quarter of 2022

●	Blade expects to advance cudetaxestat into phase 2 clinical study in patients with idiopathic pulmonary fibrosis (IPF) in second quarter of 2022

SOUTH SAN FRANCISCO, Calif., January 12, 2022 – Blade Therapeutics, Inc. (“Blade”), a biopharmaceutical company focused on developing cutting-edge treatments for debilitating fibrotic and neurodegenerative diseases, today announced the successful completion of a phase 1 drug-drug interaction clinical study of cudetaxestat, an investigational non-competitive autotaxin inhibitor in clinical development for IPF and other fibrotic diseases.

The phase 1 study assessed the effect of cudetaxestat 750mg on the pharmacokinetics of two approved drugs for IPF – pirfenidone and nintedanib – in 83 healthy adult volunteers (NCT04939467). In the study, co-administration of cudetaxestat with either pirfenidone or nintedanib showed that cudetaxestat was well tolerated, with no reports of drug-related serious adverse events or discontinuations due to treatment-emergent adverse events.

Toby Maher, M.D., Ph.D., professor of medicine at USC Hastings Center for Pulmonary Research, Los Angeles, said, “Existing treatments slow, but do not prevent, progression of fibrosis and the development of respiratory failure. There is a huge unmet need for new antifibrotic therapies which can complement current treatments and provide greater benefit for patients. This phase 1 study of cudetaxestat provides a clear path to proceed into a phase 2 study that addresses this need for novel therapeutics that may be administered together with current anti-fibrotic drugs.”

Wendye Robbins, M.D., president and CEO of Blade, said, “These findings provide confidence in the potential to safely co-administer cudetaxestat on top of the currently approved therapies in patients with uncontrolled IPF. We look forward to discussing these data with regulatory authorities as we proceed toward the next phase of clinical development for cudetaxestat.”

Blade expects to submit an end-of-phase 1 data package to the FDA in the first quarter of 2022 prior to planned discussions with regulatory authorities to further inform the clinical development program for cudetaxestat. The company plans to start a phase 2 clinical study of cudetaxestat in patients with IPF in the second quarter of 2022.

Cudetaxestat

Cudetaxestat (BLD-0409), a non-competitive, reversible inhibitor of autotaxin, has demonstrated direct anti-fibrotic activity and differentiating preclinical and biochemical characteristics which support the potential for a treatment profile in lung and liver fibrosis. Available data from completed phase 1 studies showed that cudetaxestat was well tolerated with a demonstrated pharmacokinetic/pharmacodynamic correlation and biomarker activity, and a supportive clinical safety profile. Cudetaxestat has been granted orphan drug designations in the treatment of IPF and systemic sclerosis. Cudetaxestat is an investigational medicine that is not approved for commercial use by the FDA or any other regulatory authority.

Autotaxin

Pro-fibrotic processes are stimulated by autotaxin, a key enzyme responsible for generating the potent signaling lipid lysophosphatidic acid (LPA). Excessive autotaxin levels and activity play a central role in various fibrotic diseases and occur in response to epithelial cell/tissue damage, leading to elevated levels of LPA. LPA binds to LPA receptors on myofibroblasts, thereby triggering a signaling cascade that leads to myofibroblast activation/differentiation. Activated myofibroblasts produce extracellular matrix proteins that make up the fibrotic lesion (organ/tissue scarring). Increased autotaxin levels and activity are associated with liver, lung, kidney, and skin fibrosis. In addition, autotaxin levels correlate with fibrosis severity in various liver diseases (e.g., nonalcoholic fatty liver disease/nonalcoholic steatohepatitis (NASH)). Inhibition of the autotaxin pathway has been clinically validated in IPF.

Fibrosis

Fibrosis is a complex, pathologic process involving the development of organ/tissue scarring characterized by deposition of extracellular matrix proteins that develop in response to aberrant cell/tissue damage. Excessive fibrosis disrupts normal architecture and function of organs/tissues. Later-stage fibrotic disease is marked by poor outcomes and high morbidity and mortality. Diseases characterized by uncontrolled, progressive fibrosis include IPF, interstitial lung disease, and NASH. New well-tolerated therapies that provide robust attenuation of disease progression are needed to address the high burden of fibrotic diseases.

About Blade Therapeutics

Blade Therapeutics, Inc. is a biopharmaceutical company focused on developing cutting-edge treatments for debilitating, incurable fibrotic and neurodegenerative diseases that impact millions of people worldwide. The company has deep expertise in novel biological pathways – including autotaxin / LPA and calpain biology – that are foundational to cell- and tissue-damage responses resulting from protein deposition or aggregation associated with fibrotic and neurodegenerative diseases. Blade expects to advance a differentiated pipeline of oral, small-molecule therapies that include a non-competitive autotaxin inhibitor and inhibitors of dimeric calpains designed for potential treatment of lung, liver and cardiac fibrosis or neurodegenerative diseases. The company’s focused approach offers the potential to produce disease-modifying, life-saving therapies. Visit www.blademed.com for more information and follow Blade on LinkedIn.

On November 8, 2021, Biotech Acquisition Company (NASDAQ: BIOT), a special purpose acquisition company affiliated with SPRIM Global Investments, and Blade announced (click here) that they have entered into a definitive merger agreement.

Contacts

Media – Michael Blash	Investors – Krishna Gorti, M.D.
mblash@blademed.com | +1-650-453-0632	kgorti@blademed.com | +1-973-570-9438